                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                                   USFI, INC.

                                      AND

                        PRIMUS TELECOMMUNICATIONS, INC.




              ___________________________________________________

                                OCTOBER 20, 1997
              ___________________________________________________

                               TABLE OF CONTENTS

Page

ARTICLE I           SALE AND PURCHASE..................................   -1-
    SECTION 1.1     Assets to be Sold and Purchased....................   -1-
    SECTION 1.2     Assumed Liabilities................................   -3-
    SECTION 1.3     Purchase Price.....................................   -4-
    SECTION 1.4     Allocation of the Purchase Price...................   -5-
    SECTION 1.5     Closing............................................   -5-

ARTICLE II          RELATED MATTERS....................................   -5-
    SECTION 2.1     Related Transaction................................   -5-
    SECTION 2.2     Employment Agreements..............................   -5-
    SECTION 2.3     Collection of Accounts Receivable..................   -6-
    SECTION 2.4     Reimbursement of Security Deposits and
                      Proration of Expenses............................   -6-

ARTICLE III         CONDITIONS TO CLOSING..............................   -6-
    SECTION 3.1     Conditions to the Obligations of the Parties.......   -6-
    SECTION 3.2     Conditions to the Obligations of Seller............   -7-
    SECTION 3.3     Conditions to the Obligations of Buyer.............   -8-

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF SELLER...........   -9-
    SECTION 4.1     Authority Relative to this Agreement...............   -9-
    SECTION 4.2     No Conflicts; Consents.............................   -9-
    SECTION 4.3     Corporate Existence and Power......................  -10-
    SECTION 4.4     Financial Condition................................  -10-
    SECTION 4.5     Absence of Certain Changes.........................  -11-
    SECTION 4.6     The Assets.........................................  -11-
    SECTION 4.7     Contracts..........................................  -12-
    SECTION 4.8     Claims and Proceedings.............................  -14-
    SECTION 4.9     Employee Benefits Plans............................  -14-
    SECTION 4.10    Employee-Related Matters...........................  -15-
    SECTION 4.11    Compliance with Laws...............................  -16-
    SECTION 4.12    Finders Fees.......................................  -16-
    SECTION 4.13    Intellectual Property Matters......................  -17-
    SECTION 4.14    Permits............................................  -17-
    SECTION 4.15    Insurance..........................................  -17-
    SECTION 4.16    Absence of Certain Commercial Practices............  -18-
    SECTION 4.17    Environmental Laws and Regulations.................  -18-
    SECTION 4.18    Veracity of Statements.............................  -18-




ARTICLE V           REPRESENTATIONS AND WARRANTIES OF BUYER............  -19-
    SECTION 5.1     Authority Relative to This Agreement...............  -19-
    SECTION 5.2     No Conflicts; Consents.............................  -19-
    SECTION 5.3     Corporate Existence and Power......................  -20-
    SECTION 5.4     Finders Fees                                         -20-
    SECTION 5.5     Financing                                            -20-

ARTICLE VI          COVENANTS AND AGREEMENTS...........................  -20-
    SECTION 6.1     Conduct of Business of Seller......................  -20-
    SECTION 6.2     Corporate Examinations and Investigations..........  -21-
    SECTION 6.3     Filings and Authorizations.........................  -21-
    SECTION 6.4     Efforts to Consummate..............................  -21-
    SECTION 6.5     Negotiations With Others...........................  -22-
    SECTION 6.6     Notices of Certain Events..........................  -22-
    SECTION 6.7     Public Announcements...............................  -22-
    SECTION 6.8     Confidentiality....................................  -22-
    SECTION 6.9     Expenses...........................................  -23-
    SECTION 6.10    Employee Matters...................................  -23-
    SECTION 6.11    Non-Solicitation...................................  -24-
    SECTION 6.12    Access and Cooperation.............................  -24-
    SECTION 6.13    Institutional Escrow Agreement.....................  -25-
    SECTION 6.14    Charter Amendment..................................  -25-
    SECTION 6.15    Accounts Payable...................................  -25-
    SECTION 6.16    Release from Liability.............................  -25-
    SECTION 6.17    US Cable Support...................................  -25-

ARTICLE VII         INDEMNIFICATION....................................  -25-
    SECTION 7.1     Survival of Representations and Warranties.........  -25-
    SECTION 7.2     Obligation of Seller to Indemnify..................  -26-
    SECTION 7.3     Obligation of Buyer to Indemnify...................  -26-
    SECTION 7.4     Notice and Opportunity to Defend Third Party Claims  -26-
    SECTION 7.5     Limits on Indemnification..........................  -27-
    SECTION 7.6     Exclusive Remedy.                                    -27-

ARTICLE VIII        TERMINATION                                          -28-
    SECTION 8.1     Termination                                          -28-
    SECTION 8.2     Effect of Termination; Right to Proceed............  -28-

ARTICLE IX          MISCELLANEOUS......................................  -29-
    SECTION 9.1     Notices                                              -29-
    SECTION 9.2     Entire Agreement...................................  -30-
    SECTION 9.3     Waivers and Amendments; Non-Contractual Remedies;
                   Preservation of Remedies                              -30-
    SECTION 9.4     Governing Law......................................  -30-
    SECTION 9.5     Binding Effect; No Assignment......................  -30-



    SECTION 9.6     Exhibits and Schedules.............................  -31-
    SECTION 9.7     Severability.......................................  -31-
    SECTION 9.8     Counterparts.......................................  -31-
    SECTION 9.9     Third Parties......................................  -31-
    SECTION 9.10    Further Assurances.................................  -31-
    SECTION 9.11    Guaranty...........................................  -31-

ARTICLE X           DEFINITIONS........................................  -31-
    SECTION 10.1    Definitions........................................  -31-
    SECTION 10.2    Interpretation.....................................  -36-

                                    Exhibits


Exhibit A      -              Form of Escrow Agreement
Exhibit B      -              Form of Assumption Agreement
Exhibit C      -              Form of Bill of Sale
Exhibit D      -              Employment Agreements

                                   Schedules

Schedule 1.1(b)(viii)         Other Excluded Assets
Schedule 1.4                  Allocation of Purchase Price
Schedule 2.5                  Security Deposits and Expenses
Schedule 4.4(b)               Liabilities
Schedule 4.5                  Absence of Certain Changes
Schedule 4.7                  Contracts
Schedule 4.8                  Claims
Schedule 4.9                  Employee Benefits Plans
Schedule 4.10                 Employee-Related Matters
Schedule 4.11                 Compliance with Laws
Schedule 4.12                 Finders Fees
Schedule 4.13                 Intellectual Property
Schedule 4.14                 Permits
Schedule 4.15                 Insurance
Schedule 4.17                 Environmental Laws and Regulations
Schedule 5.2                  Buyer Required Consents
Schedule 6.10                 Employees on Disability Leave

     ASSET PURCHASE AGREEMENT, dated as of October 20, 1997, by and between PRIMUS TELECOMMUNICATIONS, INC., a Delaware corporation ("Buyer"), and USFI,
                                                          -----
INC., a New York corporation ("Seller"):
                               ------

                             W I T N E S S E T H:
                             -------------------


     WHEREAS, Seller is engaged in the provision of international telecommunications services (the "Business");
                                  --------

     WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and assume, substantially all of the assets and certain liabilities relating to the Business upon and subject to the terms and conditions hereinafter set forth; and

     WHEREAS, certain terms used herein are defined in Article X (and in other Sections of this Agreement, as specified in Article X);

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                               SALE AND PURCHASE

     SECTION 1.1  Assets to be Sold and Purchased.  (a)  Subject to the terms
                  -------------------------------
and conditions hereof, Seller shall sell, assign, transfer, convey and deliver to Buyer free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase from Seller, all of the property, assets and rights used or held for use in the Business (other than the Excluded Assets) (collectively, the

"Assets") including:
-------

           (i) Seller's rights under all Contracts to which it is a party or by which it is subject, including but not limited to, all prepaid expenses, claims and other prepayments, including security deposits and other retentions held by third parties, with respect to the Contracts as of the Closing Date;

          (ii) Seller's right to provide services to its customers;

         (iii) all of Seller's inventory, wherever located, with respect to the Business as of the Closing Date (the "Inventory");
                                      ---------

          (iv) all plant, machinery, equipment, furniture and fixtures, spare parts and other tangible personal property used or held for use in the Business (collectively, the "Equipment");
                    ---------

           (v) all of Seller's right, title and interest in, to and under all Patents, Patent registrations and applications, brandnames, brandmarks, logos, licenses, computer software, computer systems and related proprietary documentation, trade names, Trademarks, Copyrights, servicemarks, Trademark, servicemark registrations and applications and the names "USFI", "TelePassport" and "Mastercall" whether or not used in the Business;

          (vi) all of Seller's rights in, to and under trade secrets, formulae and specifications and technical know-how, inventions and proprietary technology, whether currently being used or under development, including engineering and other drawings, data, design and specifications, product literature and related materials, in each case which are owned or licensed by Seller as of the Closing Date (together with the Intellectual Property described in Section 1.1(a)(v), the "Intellectual Property Rights");
                           ----------------------------

         (vii) all of Seller's rights in, to and under the goodwill of the Business;

        (viii) all of Seller's rights under all governmental and
third-party licenses, certificates, franchises, authorizations, easements and rights of way, zoning variances, rights, consents, permits and approvals relating to or necessary to the conduct of the Business as of the Closing Date, to the extent such items are transferable (the "Permits");
                                                -------

          (ix) all transferable warranties and guarantees pertaining to the Assets and upon receipt by Seller of each Receivable collected by Buyer, the corresponding letter of credit, security deposit or other credit enhancement relating thereto, posted by customers of Seller, pertaining to the Assets;

           (x) all books and records relating to the Business and the Assets (whether kept or maintained by Seller or any third party) including, without limitation, copies of lists of customers and suppliers; cost and pricing data; business development plans; advertising materials, catalogues, correspondence, mailing lists, photographs, sales materials and records; purchasing materials and records; personnel records with respect to employees of the Business; media materials and plates; sales order files; ledgers and other books of account of Seller; and all software programs, computer printouts, databases and related items used in the Business; and

          (xi) all of Seller's rights in and to all international circuits used by Seller in the Business and all DS-3 and T-1 domestic circuits (the "Domestic
                                                                       --------
Circuits") used by Seller in the Business.
--------

          (b) The Assets shall exclude the following assets and property (the "Excluded Assets"):
 ---------------

           (i) all of Seller's rights, title and interest in and to the Transaction Documents;

          (ii) cash on hand, cash equivalents, investments (including, without limitation, stock, debt instruments, and other instruments and securities) and bank deposits of Seller as of the Closing Date;

         (iii) all of the accounts receivable, loans receivables and the notes receivable of Seller, including, without limitation, all books and records related thereto and the proceeds from all services rendered by Seller through the close of business on the day immediately preceding the Closing Date, irrespective of whether invoices for such services have been generated as of the Closing Date (the "Receivables").
                   -----------

          (iv) Tax refunds and recoveries and similar benefits of Seller which relate to any period prior to the Closing Date, and all of Seller's income Tax returns and records as of the Closing Date;

           (v) all corporate records of Seller including, without limitation, the stock ledger of Seller and the minute books regarding meetings of the shareholders, directors and director committees of Seller;

          (vi) Seller's rights under any Employee Benefit Plans;

         (vii) all of Seller's rights under any insurance policies; and

        (viii) those Contracts and assets and Seller's rights related thereto listed on Schedule 1.1(b)(viii).
          ---------------------

          (c) To the extent that the assignment or transfer of any of the Assets, including, without limitation, any Contracts or Permits, to the Buyer pursuant to this Agreement shall require the consent of any party or Governmental Body, this Agreement shall not constitute a contract to assign the same or an attempt at assignment or transfer if, absent such consent, such transfer would constitute a breach of such Contract or Permit, provided that upon obtaining any such consent, any such Asset shall be deemed assigned and transferred to Buyer and the obligations thereunder assumed by Buyer without any further action taken by the parties. The Seller and the Buyer shall cooperate and agree to use their respective good faith efforts to obtain any consent necessary to effect such assignment or transfer. In addition, Seller will transfer and assign to Buyer the benefit of any such nontransferable Assets, including any such Contracts and Permits, to the fullest extent possible and Buyer shall be responsible for the payment of all obligations and expenses thereunder.

     SECTION 1.2  Assumed Liabilities. (a) Subject to the provisions of Section
                  -------------------
1.2(b), Buyer shall assume, pay, fulfill, perform or otherwise discharge the Liabilities of Seller (i) arising and to be performed after the Closing under those Contracts listed on Schedule 4.7, which are not Excluded Assets and (ii)
                          ------------
relating to international circuits and Domestic Circuits, except to the extent set forth in Section 1.2(b)(vii) (collectively, the "Assumed Liabilities"). To
                                                     -------------------
the extent that certain security deposits received from Seller's customers are offset against certain security deposits posted by Seller that are being assigned to Buyer pursuant to this Agreement, such security deposits received from Seller's customers shall be included in Assumed Liabilities.

          (b) Buyer shall not assume or be bound by or otherwise be responsible for any Liabilities of Seller of any kind or nature, known, unknown, contingent or otherwise, other than Liabilities expressly assumed by it pursuant to Section 1.2(a) and this Section 1.2(b). Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, Buyer shall not assume, undertake or accept any Liabilities of Seller (whether existing now or at the Closing or that may arise in the future) with respect to:

           (i) Liabilities of Seller or its Affiliates relating to the ownership or operation of the Assets or the Business on or prior to the Closing Date, including, without limitation, those identified on Schedule 4.4(b) or those
                                                   ---------------
resulting from any breach of Contract by Seller identified on Schedule 4.7;
                                                              ------------

          (ii) Liabilities of Seller or its Affiliates relating to the ownership or operation of the Excluded Assets and the operations of Seller and Seller's Affiliates other than the Business;

         (iii) Liabilities with respect to any federal, state, local or foreign income, profits, franchise, sales, use, employment or other Tax relating to the ownership of the Assets or the conduct of the Business on or prior to the Closing or arising out of the Contemplated Transactions;

          (iv) Liabilities in respect of any Debt of the Seller;

           (v) Except as set forth in Section 2.2, Liabilities to employees employed by Seller whose services are terminated on or before the Closing Date and who are not Transferred Employees, including, without limitation, those set forth in Section 6.10 hereto;

          (vi) Any and all Liabilities under Employee Benefit Plans of Seller, including, without limitation, those set forth in Section 6.10 hereto; and

         (vii) any liability to the lessor thereof arising from cancellation of one Domestic Circuit (designated by Seller as TCG1-DS3 Hub-01-CFZD-01-5011), which cancellation Buyer may effect at any time in its discretion, plus any additional liability to the lessor thereof arising from the removal of service of MFS1-DS3 Hub-3hdt6bfc0001 and any liability to the lessor thereof arising from cancellation of Seller's domestic T-1 circuits transferred hereunder to Buyer provided Buyer gives at least thirty (30) days' notice of cancellation to the lessor and such cancellation notice is given within sixty (60) days after the date hereof.

          (c) All Liabilities described in Section 1.2(b) are referred to herein as "Retained Liabilities."
    --------------------

     SECTION 1.3  Purchase Price. (a) The purchase price for the Assets shall be
                  --------------
an amount equal to $5,500,000 (the "Purchase Price") payable as provided in
                                    --------------
Section 3.2(c).

          (b) On or prior to the Closing Date, Buyer, Seller and the Escrow Agent will execute and deliver an escrow agreement ("Escrow Agreement")
                                                     ----------------
substantially in the form of Exhibit A hereto pursuant to which Buyer will
                             ---------
deliver to Escrow Agent an amount
out of the Purchase Price equal to $500,000 (the "Escrow Funds"), which amount
                                                  ------------
will provide a non-exclusive fund for a period of six months following the Closing for the payment of any Losses for which Buyer may be entitled to indemnification as and to the extent provided in Article VII.

     SECTION 1.4  Allocation of the Purchase Price.  The Purchase Price shall be
                  --------------------------------
allocated among the Assets in the manner set forth on Schedule 1.4 for all
                                                      ------------
purposes, and each of the parties shall make all appropriate Tax and other filings on a basis consistent with such allocation. To the extent further allocation of the Purchase Price to specific categories of Assets is required by Law or GAAP, Buyer shall provide such an allocation to Seller consistent with

Schedule 1.4 as soon as practicable following the Closing.  Such allocation
------------
shall be the agreed allocation by the parties hereto unless objected to by Seller within fifteen (15) days after receipt. The parties shall exchange drafts of any portion of any Tax returns related to Section 1060 of the Code, and all similar state statutes and shall obtain approval from the other party as to the content of such portions of the Tax return before filing the same and in any event, within fifteen days after delivery thereof. If no objection is received with respect to any such portion of a Tax return within such fifteen day period, such Tax return shall be deemed approved and may be filed. Notwithstanding the assertion of an objection in accordance with this Section 1.4, the filing of the Tax return following the good faith efforts of the parties to obtain approval with respect to such portion of a Tax return shall not be deemed a breach of this Agreement.

     SECTION 1.5  Closing.  Subject to the terms and conditions of this
                  -------
Agreement, the sale and purchase of the Assets contemplated hereby (the

"Closing") shall take place at 10:00 a.m., local time, at the offices of Baer
 -------
Marks & Upham LLP, 805 Third Avenue, New York, New York 10022 on the third business day following the satisfaction or waiver of the conditions specified in
Article III (other than conditions requiring the delivery of the Purchase Price, the Assets, or certificates, instruments and documents referenced in Sections 3.2(e) and 3.3(e)) (the "Closing Date"). All transactions consummated at the
                         ------------
Closing shall be deemed to have taken place concurrently and shall be deemed to be effective as of 11:59 p.m. on the Closing Date.


                                   ARTICLE II

                                RELATED MATTERS

     SECTION 2.1  Related Transaction.  Concurrently with the execution and
                  -------------------
delivery hereof, an Affiliate of Buyer has entered into an Equity Purchase Agreement with the members of TelePassport L.L.C., a Delaware limited liability company (the "TelePassport Purchase Agreement").
              -------------------------------

     SECTION 2.2  Employment Agreements.  On the Closing Date, Buyer agrees to
                  ---------------------
offer employment to Francis J. Mount, Jan Piazza and Paul K. Heun in accordance with the letters attached hereto as Exhibit D (the "Employment Agreements").
                                    ---------       ---------------------

     SECTION 2.3   Collection of Accounts Receivable.  For a period of four (4)
                   ---------------------------------
months from the Closing Date, except for carrier and reseller Receivables, Buyer shall be responsible for collecting the Receivables of Seller existing on the Closing Date, provided that Buyer shall not be required by reason of its responsibilities under this Section 2.3, to undertake any collection effort other than that which Buyer would otherwise undertake to collect its own receivables, and provided further that Buyer shall not be required to resort to litigation or to engage a collection agent to collect the Receivables. Buyer shall promptly remit without offset (except as provided in this Section 2.3) any amount collected in respect of any Receivable to Seller no less frequently than once every week. Buyer shall deliver to Seller a written report with regard to the collection of such Receivables no less frequently than monthly. In connection with Buyer's collection of the Receivables, no credits shall be granted to account debtors of Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any amount received from a debtor after the Closing Date shall be first applied to the Receivables due from such debtor, except with respect to the Receivable from Intelenet amounts collected shall be applied to the most recent invoiced amount first.
Any Receivable that is not collected within four (4) months following the Closing Date will be returned to Seller, together with all information and documentation related thereto and Buyer shall use its good faith efforts to cooperate with Seller in the collection of such Receivables. For the services of Buyer under this Section 2.3, the first $10,000 per month of such collections shall be retained by Buyer. Buyer shall have no right to offset any obligation Seller may have to Buyer against Receivables or any proceeds thereof collected on behalf of Seller. Nothing contained in this Section 2.3 shall prevent Seller from immediately proceeding against Intelenet with respect to the amount owed by Intelenet to Seller and upon request of Seller, so long as Intelenet is indebted to Seller, Buyer will cease to provide service to Intelenet. The foregoing shall not preclude Buyer from ceasing to provide services to Intelenet in the event that Intelenet fails to pay Buyer for Buyer's services after Closing.

     SECTION  2.4      Reimbursement of Security Deposits and Proration of
                       ---------------------------------------------------
Expenses.  (a)  All security deposits and expenses that have been prepaid by
--------
Seller prior to the Closing Date, including, without limitation, rent, insurance, ad valorem, real or personal property or similar Taxes and utility charges, are set forth on Schedule 2.4. Buyer shall reimburse Seller at the
                          ------------
Closing in an amount equal to each of the security deposits and prepaid expenses identified on Schedule 2.4 as to be reimbursed to Seller.
              ------------

          (b) All payments under this Section 2.4 shall be made in cash, in immediately available funds, by certified bank or official check or wire transfer, as directed by Seller.


                                  ARTICLE III

                             CONDITIONS TO CLOSING

     SECTION 3.1  Conditions to the Obligations of the Parties.  The obligations
                  --------------------------------------------
of Seller and Buyer to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, which, in the case of Sections 3.1(b) or (c), may be waived by Buyer and Seller:

          (a) No Injunction.  No Order shall prohibit the consummation of the
              -------------
Contemplated Transactions.

          (b) No Proceeding or Litigation.  No Claim instituted by any person
              ---------------------------
(other than Buyer, Seller or their respective Affiliates) shall have been commenced or pending against Seller, Buyer or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

          (c) TelePassport Purchase Agreement.  On or before the Closing Date,
              -------------------------------
the transactions contemplated by the TelePassport Purchase Agreement shall have been consummated in accordance with their respective terms.

     SECTION 3.2  Conditions to the Obligations of Seller.  All obligations of
                  ---------------------------------------
Seller hereunder are subject to the fulfillment prior to or at the Closing of each of the following further conditions, unless waived by Seller:

          (a) Performance.  Buyer shall have performed and complied in all
              -----------
material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) Representations and Warranties.  The representations and
              ------------------------------
warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except that the representations and warranties that are subject to a materiality qualification shall be true in all respects).

          (c) Purchase Price.  Buyer shall have paid to Seller by wire transfer
              --------------
of immediately available funds an amount equal to the Purchase Price less the sum of the Escrow Funds. Buyer shall have delivered to the Escrow Agent, in accordance with the terms of the Escrow Agreement, the Escrow Funds by wire transfer of immediately available funds.

          (d) Buyer Required Consents.  All Buyer Required Consents shall have
              -----------------------
been obtained, except where the failure to obtain any such consent will not have a Material Adverse Effect on the Condition of the Business.

          (e) Documentation.  There shall have been delivered to Seller the
              -------------
following:

           (i) A certificate, dated the Closing Date, of Buyer signed by the Secretary or Assistant Secretary of Buyer certifying, among other things, that attached or appended to such certificate (A) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by such party pursuant hereto; and (B) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

          (ii) Copies of all Buyer Required Consents.

         (iii) An executed copy of the Escrow Agreement.

          (iv) An executed copy of an assumption agreement substantially in the form annexed as Exhibit B hereto (the "Assumption Agreement").
                ---------              --------------------

           (v) An opinion of Pepper, Hamilton & Scheetz LLP, counsel to Buyer, in form and substance satisfactory to Seller.

     SECTION 3.3  Conditions to the Obligations of Buyer.  All obligations of
                  --------------------------------------
Buyer hereunder are subject to the fulfillment prior to or at the Closing of each of the following further conditions, unless waived by Buyer:

          (a) Performance.  Seller shall have performed and complied in all
              -----------
material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) Representations and Warranties.  The representations and
              ------------------------------
warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except that the representations and warranties that are subject to a materiality qualification shall be true in all respects).

          (c) Seller Required Consents.  All Seller Required Consents shall have
              ------------------------
been obtained.

          (d) Transfer of Traffic.  No later than immediately prior to the
              -------------------
Closing Date, Seller shall have migrated all of its traffic to Buyer's switch located in New Jersey.

          (e) Documentation.  There shall have been delivered to Buyer the
              -------------
following:

           (i) A certificate, dated the Closing Date, of Seller signed by the Secretary or Assistant Secretary of Seller certifying, among other things, that attached or appended to such certificate (A) is a true copy of all corporate actions taken by it, including resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by such party pursuant hereto; and (B) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

          (ii) Copies of all Seller Required Consents.

         (iii) An executed copy of the Escrow Agreement.

          (iv) An executed copy of a Bill of Sale and Assignment substantially in a form annexed as Exhibit C hereto ("the Bill of Sale").
                     ---------              ------------

           (v) An executed copy of the Assumption Agreement.

          (vi) An opinion of Baer Marks & Upham LLP, counsel to Seller, in form and substance satisfactory to Buyer.

         (vii) An opinion of Fleischman and Walsh, L.L.P., regulatory counsel to Seller, in form and substance satisfactory to Buyer.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that:

     SECTION 4.1  Authority Relative to this Agreement.  Seller has full power,
                  ------------------------------------
capacity and authority to execute and deliver each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (the "Contemplated
                                                                  ------------
Transactions").  The execution and delivery of the Transaction Documents, the
------------
performance of Seller's obligations hereunder and thereunder, and the consummation of the Contemplated Transactions to which Seller is a party have been duly and validly authorized by the board of directors and shareholders of Seller, and no other corporate proceedings on the part of Seller (or any other person) are necessary to authorize the execution and delivery by Seller of each of the Transaction Documents, the performance of Seller's obligations hereunder and thereunder, or the consummation of the Contemplated Transactions to which Seller is a party. Each of the Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes the legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

     SECTION 4.2  No Conflicts; Consents.  The execution, delivery and
                  ----------------------
performance by Seller of each Transaction Document to which it is or, at the Closing, will be a party and the consummation of the Contemplated Transactions to which it is a party do not and will not (i) violate any provision of the Certificate of Incorporation or By-laws of Seller; (ii) to the knowledge of Seller, require Seller or any Affiliate of Seller to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body authorized to regulate the provision of telecommunication services (a "Regulatory Body"), except as set forth on Schedule 4.14; (iii)
             ---------------                           -------------
require Seller or any Affiliate of Seller to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any other person (which term, for purposes of this clause, shall with respect to Governmental Bodies, be limited to the United States, Germany, Switzerland, Austria, the United Kingdom, South Africa and any political subdivision thereof), except as set forth on Schedule 4.7 and except where the failure to
                                 ------------
obtain any such consent, approval or waiver, or to make any such filing, or give any such notice would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business; (iv) to the knowledge of Seller, require Seller or any Affiliate of Seller to obtain any consent, approval or action of or waiver from, or to make any filing with, or give any notice to, any person not referred to in clauses (ii) or (iii), except as set forth on Schedule
                                                                        --------
4.7 and except where the failure to obtain any such consent, approval or waiver,
---
or to make any filing, or give any such notice would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business; (v) if the Seller Consents are obtained prior to Closing, violate, conflict with or result in a breach or Default under (after the giving of notice or the passage of time or both), or permit the termination of, any Contract to which Seller is a party or by which it or any of its assets may be bound or subject, or result in the creation of any Lien upon the Assets pursuant to the terms of any such Contract, except where the failure to obtain any such Seller Consent would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business;
(vi) to the knowledge of Seller, if the Seller Consents are obtained prior to Closing, violate any Law or Order of any Regulatory Body against, or binding upon, Seller, or upon the Assets or the Business; or (vii) if the Seller Consents are obtained prior to Closing, violate (A) any other United States Law or Order or (B) to the knowledge of Seller, any other Law or Order not described in clauses (vi) or (vii), in each case which is against, or binding upon, Seller, or upon the Assets or the Business, except where any violation of any such Law or Order would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business. As used in this Agreement, consents, approvals and waivers described in subsections (ii), (iii) and (iv) above shall be collectively referred to herein as "Seller Consents".
                                       ---------------

     SECTION 4.3  Corporate Existence and Power.  Seller is a corporation duly
                  -----------------------------
organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate powers required to carry on the Business as now conducted.

     SECTION 4.4  Financial Condition.  (a)  Seller has previously furnished to
                  -------------------
Buyer true and complete copies of (i) Seller's audited financial statements as at and for the years ended December 31, 1996, 1995 and 1994 (the "Annual
                                                                  ------
Statements"), and (ii) Seller's internally prepared unaudited financial
----------
information as at and for the fiscal periods ended March 31, 1997, June 30, 1997 and August 31, 1997 (the "Interim Statements"). The Annual Statements have been
                          ------------------
prepared in accordance with GAAP consistently applied as set forth in the notes thereto and were audited by Ernst & Young LLP. Each delivered financial statement presents fairly the financial position of Seller as of its date, and its earnings, changes in stockholders' equity and cash flow for the periods then ended.

          (b) Seller has no material Liabilities except for (i) those reflected or reserved against (which reserves, to the knowledge of Seller, are adequate to cover such Liabilities) in the Latest Balance Sheet (as defined below), (ii) those incurred, consistent with past business practices, in the ordinary course of the Business, since the Latest Balance Sheet Date, and (iii) those which are specifically disclosed in this Agreement or in Schedule 4.4(b). Seller does not
                                               ---------------
know or have any ground to know of any basis for the assertion against Seller of any material Liability of any nature or in any amount not fully reflected or reserved against in the Latest Balance Sheet or as disclosed by this Agreement or referred to in the preceding sentence.

     SECTION 4.5  Absence of Certain Changes.  Since August 31, 1997 (the
                  --------------------------
"Latest Balance Sheet Date"), except as disclosed in Schedule 4.5, Seller has
--------------------------                           ------------
conducted the Business in the ordinary course consistent with past practices and there has not been:

          (a) Any transaction or Contract with respect to the purchase, acquisition, lease, disposition or transfer of any equity interest in Seller, or of all or any part of any Assets or with respect to any capital expenditure relating to the Business (in each case, other than as disclosed in any Interim Statement delivered to Buyer prior to the date of this Agreement or transactions or Contracts entered into in the ordinary course of Business in accordance with past practice);

          (b) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Business or Seller, to the extent material to the Business;

          (c) Any change in any method of accounting or accounting practice by Seller; or

          (d) Any change in the Business that has resulted in, or reasonably can be expected to result in, a material adverse effect ("Material Adverse Effect")
                                                      -----------------------
in the condition (financial or otherwise) or results of operations of Seller or the Business (collectively, the "Condition of the Business"), except that
                                 -------------------------
average monthly negative EBITDA of less than $400,000 for the complete calendar months prior to Closing commencing with September 1, 1997 shall not be deemed to constitute a Material Adverse Effect. As used herein, "EBITDA" shall mean
                                                        ------
earnings before interest, Taxes, depreciation, amortization, severance obligations, foreign exchange loss and costs relating to the Contemplated Transactions.

     SECTION 4.6  The Assets.  (a)  Seller is in possession (except for
                  ----------
equipment in the possession of customers or Seller's sales representatives) of the tangible Assets used in the Business and Seller has good and valid title to (or valid leasehold interest in) such Assets, free and clear of all Liens except for the following ("Permitted Liens"):
                    ---------------

         (i) Liens disclosed on the balance sheet dated August 31, 1997 (the

"Latest Balance Sheet") or the notes thereto;
---------------------

          (ii) Liens for Taxes not yet due or payable or being contested in good faith (and for which adequate reserves have been established on the Latest Balance Sheet);

         (iii) Liens, easements, zoning or other planning restrictions or limitations on use or other irregularities in title, none of which materially detracts from the value of the Assets as now used, or materially interferes with any present use of such Assets;

          (iv) Liens of carriers, warehousemen, mechanics, materialmen, vendors, lessors and landlords or other statutory Liens incurred in the ordinary course of business which do not materially detract from the value of the Assets as now used or materially interfere with any present use of such Assets; and

           (v) Liens disclosed on Schedule 4.7 hereto, which Liens will be
                                  ------------
terminated immediately after Closing with respect to the Assets, but not with respect to the proceeds thereof.

          (b) The Equipment constituting a part of the Assets (whether owned or leased) has been maintained in accordance with industry standards.

          (c) The execution and delivery of this Agreement and the Transaction Documents will effectively and completely assign all of the Assets to Buyer, except as provided in Section 1.1(c). All of the material tangible Assets currently used by the Seller in the provision of Seller's services are in good condition and repair, normal wear and tear expected, and suitable for the uses for which they are currently used. Such tangible Assets include, without limitation, all of the switches, switch related equipment, leasehold improvements, computer hardware and other machinery and equipment currently used in the operation of the Business of the Seller.

     SECTION 4.7  Contracts.  (a)  Schedule 4.7 hereto sets forth a list of all
                  ---------        ------------
of the following Contracts concerning the Seller:

           (i) Contracts with any labor union or association representing any employee and any employment contracts, other than oral employment agreements terminable at will without advance notice and without liability for breach of contract;

          (ii) All Contracts (including all outstanding purchase orders) for the purchase, lease or license of goods or services calling for payments by the Seller in excess of $15,000 annually or extending for a period in excess of one year;

         (iii) Contracts for the sale or lease of any of the assets or properties of the Seller outside the ordinary course of business or for the grant to any person of any preferential right to purchase or lease any of its assets or properties;

          (iv) Substantially all license agreements wherein the Seller is licensee, and substantially all distribution agreements, agency agreements, sales representative agreements; partnership or other similar joint venture agreements and franchise agreements. There are no other such agreements that contain obligations which are materially different from those that are listed on

Schedule 4.7 or which are material individually, or in the aggregate, to the
------------
Condition of the Business;

           (v) Contracts not otherwise scheduled under which the Seller is obligated to indemnify any party or to share any Tax Liability of any party;

          (vi) Contracts containing covenants of the Seller not to compete in any line of business or with any person, or covenants of any other person not to compete with the Seller which are material to the operations or Business of the Seller;

         (vii) Contracts relating to the acquisition by the Seller of any operating business or the capital stock of any other person;

        (viii) Options permitting the Seller to purchase or requiring it to sell or license any asset, tangible or intangible, involving more than $5,000;

          (ix) Substantially all Contracts (not otherwise disclosed) requiring the payment by the Seller to any person of a commission, royalty, override or similar commission or fee involving more than $5,000 per annum. There are no other such Contracts that contain obligations which are materially different from those that are listed on Schedule 4.7 or which are material individually,
                              ------------
or in the aggregate, to the Condition of the Business;

           (x) Contracts relating to the borrowing of money including any mortgages or other security agreements for borrowing, in each case showing the name of the lender and the amount outstanding with respect to such borrowing;

          (xi) Any guaranty, performance or completion bond or surety agreement;

         (xii) Any powers of attorney;

        (xiii) Substantially all other Contracts whether or not made in the ordinary course of business involving the payment or receipt of $15,000 or more per annum not otherwise disclosed herein. There are no other such Contracts that contain obligations which are materially different from those that are listed on
Schedule 4.7 or which are material individually, or in the aggregate, to the
------------
Condition of the Business; and

         (xiv) All currently outstanding and enforceable Contracts providing for severance or termination pay liabilities or obligations to which the Seller is a party and which are not otherwise required to be disclosed hereunder or pursuant to which any such liabilities or obligations may be or become payable.

          There have been delivered to Buyer true, correct and complete copies of all of the written Contracts set forth on Schedule 4.7 and an accurate
                                             ------------
written list of all such oral Contracts.

          (b) All Contracts listed on Schedule 4.7 are unless otherwise
                                      ------------
indicated on Schedule 4.7, valid, subsisting, in full force and effect and
             ------------
binding upon Seller, as the case may be, and, to the knowledge of Seller, upon the other parties thereto in accordance with their terms. Except as indicated on Schedule 4.7, Seller is not in Default (or alleged Default) under any such
   ------------
Contract in any material respect, nor, to the knowledge of Seller, except as indicated on Schedule 4.7, is any other party thereto in Default thereunder in
             ------------
any material respect, and, to Seller's knowledge, except as indicated on

Schedule 4.7, there is no condition that with notice or the lapse of time or
------------
both would constitute a material Default (or give rise to a termination right) under any such Contract. To the knowledge of Seller, none of the other parties to any Contract intends to terminate or materially alter the provisions thereof by reason of the Contemplated Transactions or otherwise. Since the Latest Balance Sheet Date, Seller has not waived any material right under any Contract, materially amended or extended beyond December 31, 1997 any such Contract or terminated or failed to renew (or received notice of termination or failure to renew with respect to) any such Contract.

          (c) To the knowledge of Seller, Schedule 4.7 sets forth a list of aged
                                          ------------
payables owed by Seller which are to be paid pursuant to Section 6.15.

     SECTION 4.8  Claims and Proceedings.  Except as set forth on Schedule 4.8,
                  ----------------------                          ------------
there are no actions, suits, claims, or counterclaims or legal, administrative, governmental, arbitral or other proceedings or investigations (collectively,

"Claims") (whether or not the defense thereof or Liabilities in respect thereof
-------
are covered by insurance), pending or to the knowledge of Seller threatened, against or involving Seller, the Assets or the Business.

     SECTION 4.9  Employee Benefits Plans.  Schedule 4.9 lists all bonus,
                  -----------------------   ------------
deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other employee benefit plans, contracts or arrangements including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA which cover any current or former employee, officer, director or consultant of Seller (the

"Employee Benefit Plans").  All Employee Benefit Plans have been established and
-----------------------
maintained in all material respects in accordance with their terms. Except as set forth on Schedule 4.9, no Employee Benefit Plan is or was collectively
             ------------
bargained for. The Employee Benefit Plans which are described in Section 3(3) of ERISA (the "ERISA Plans") are in compliance in all material respects with all
               -----------
provisions of ERISA, other applicable Laws and, if intended to be Tax qualified, Sections 401(a) and 501(a) of the Code, including but not limited to the satisfaction of all applicable reporting and disclosure requirements under ERISA and the Code. Seller has filed or caused to be filed with the IRS annual reports on Forms 5500 or 5500C and 5500R, as applicable for each Employee Benefit Plan for all years and periods for which such reports were required.
All ERISA Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved under Section 401(a) of the Code by the IRS. The plan sponsor of such ERISA Plans has received from the IRS favorable determination letters with respect to such ERISA Plans and no such letters have been revoked, nor has revocation of such letters been threatened, nor has any ERISA Plan been amended since the date of its most recent determination letter or application therefor in any request which would adversely affect its qualification or materially increase its cost and no ERISA Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; and to the knowledge of Seller, nothing has occurred which would cause the loss of such Tax qualification. Neither Seller nor any entity which is considered one employer with Seller under
Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has
                                                      ---------------
incurred or expects to incur any Liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) or has made or is obligated to make any contributions to any multi-employer plan as defined in Section 3(37) of ERISA. All contributions required to be made under the terms of any Employee Benefit Plan have been timely made or have been duly provided for. Neither Seller nor any ERISA Affiliate sponsors, maintains, or contributes or has sponsored, maintained or contributed to a defined benefit pension plan that is or was subject to Title IV of ERISA or Section 412 of the Code. There are no pending or, to the knowledge of Seller, threatened Claims relating to any Employee Benefit Plan, other than routine Claims for benefits in the ordinary course, asserted against (i) any Employee Benefit Plan or its assets, (ii) Seller or any ERISA Affiliate or (iii) any fiduciary, for which Seller is directly or indirectly liable, through indemnification obligations or otherwise. No "prohibited transaction," as defined in section 406 of ERISA and section 4975 of the Code, has occurred in respect of any ERISA Plan which could give rise to any material Liability or Tax under ERISA or the Code on the part of Seller, and no civil or criminal action brought pursuant to part 5 of Title I of ERISA is pending or is threatened in writing against any fiduciary of any such plan. Seller shall not make or cause to be made prior to the Closing to any current employee, any payment in the form of wages or other consideration pursuant to any employment agreement or Employee Benefit Plan that constitutes in the aggregate an "excess parachute payment" (within the meaning of Section 280G(b) of the Code) as a consequence in whole or in part of this Agreement. There are no current or former employees of Seller who are (A) absent on a military leave of absence and eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (B) absent on a leave of absence under the Family and Medical Leave Act, which in either case would allow any such employee to obtain restoration of any employee benefit plan contributions or accruals related to the period of such leave.

     SECTION 4.10  Employee-Related Matters.  (a)  Schedule 4.10 contains a true
                   ------------------------        -------------
and correct list of all officers, directors, full-time and part-time employees and consultants of Seller, including any Contract relating thereto, and prior to the date hereof, Seller has delivered to Buyer a description of the rate and nature of all compensation payable by Seller to each such person. Schedule 4.10
                                                                   -------------
also contains a description of all existing severance, accrued vacation policies or retiree benefits of any current or former director, officer, employee or consultant (to the extent not included on Schedule 4.9). Except as set forth on
                                          ------------
such Schedule, the employment or consulting Contract of all such persons and all part-time employees of Seller is terminable at will.

          (b) Except as set forth in Schedule 4.10: (i) Seller is not a party
                                     -------------
to, or in the process of negotiating, any Contract with any labor organization or other representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against Seller; (iii) Seller has not experienced any labor strike, slowdown, work stoppage or similar material labor controversy within the past three years; (iv) no representation question has been raised respecting any of Seller's employees working within the past three years, nor, to the knowledge of Seller, are there any campaigns being conducted to solicit authorization from Seller's employees to be represented by any labor organization; (v) no Claim before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, other representative of Seller's employees or any Governmental Body, is pending or, to the knowledge of Seller, threatened against Seller; (vi) Seller is not a party to, or otherwise bound by, any Order relating to its employees or employment practices; and (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, Seller has paid in full to all of its employees, officers, directors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, officers, directors and consultants.

     SECTION 4.11  Compliance with Laws.  Seller is not in violation of any
                   --------------------
order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law, treaty, statute, code, ordinance, rule,
                ------
regulation, published enforcement policy or statement, or other requirement (collectively, "Laws") of any government or political subdivision thereof,
                ----
whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court, tribunal, commission or arbitrator (collectively, "Governmental Bodies") affecting the Assets or the
                              -------------------
Business, except for any violation of any Law or Order where the effect thereof would not reasonably be expected to have a Material Adverse Effect on the Condition of the Business; provided however, that no representation is made in this Section 4.11 with respect to compliance with telecommunications Laws of jurisdictions other than the United States, except that Seller represents with respect to the United States and all other jurisdictions that, except as set forth on Schedule 4.11, (i) to its knowledge there are no informal or formal
         -------------
complaints, proceedings or investigations pending or threatened before any Governmental Body against Seller based on any alleged violation of any rule or regulation of any Governmental Body, (ii) it has not received any written notice from any Governmental Body, and has no knowledge that delivery of a notice is intended by a Governmental Body, that Seller is in violation of telecommunications Laws, or that Seller's interpretation of any telecommunications Laws is incorrect, and (iii) no deficiencies have been asserted against, and no notice of revocation or limitation of any Permit has been received by Seller where such deficiency, limitation or revocation would reasonably be expected to have a Material Adverse Effect on the Condition of the Business, and to the best of Seller's knowledge, no such deficiency or notice is threatened. Notwithstanding anything contained in this Agreement, no representation is made in this Agreement with respect to compliance with the VAT Laws or Orders of any country.

     SECTION 4.12  Finders Fees.  Except as set forth in Schedule 4.12, there is
                   ------------                          -------------
no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer upon consummation of the Contemplated Transactions.

     SECTION 4.13  Intellectual Property Matters.  In the conduct of the
                   -----------------------------
Business, the Seller does not own, possess or use any Trademark, trade name or logo, or have any obligation in respect of, or any license or Contract relating to, any Trademark, tradename or logo, except for those listed on Schedule 4.13.
                                                                 -------------
The Seller owns or otherwise has the right to use, the Trademarks, trade names and logos identified on Schedule 4.13 and to the knowledge of Seller, all other
                        -------------
Intellectual Property material to the conduct of the Business in the ordinary course as it has heretofore been and is now being conducted except as disclosed on Schedule 4.13. To the knowledge of Seller, none of such Intellectual
   -------------
Property is subject to any Order or Permit. To the knowledge of Seller, the Seller does not infringe, has not infringed upon, does not unlawfully or wrongfully use and has not unlawfully or wrongfully used, any Intellectual Property of, owned or claimed by another where the effect of such infringement, unlawful or wrongful use would have a Material Adverse Effect on the Condition of the Business. The Seller has not received any notice of, and is not aware of any threat that any person may bring, any claim of infringement or any other Claim or proceeding relating to such Intellectual Property. Except as disclosed on Schedule 4.13, to the knowledge of the Seller, no person is infringing or is
   -------------
engaging in the unauthorized use or misappropriation of any Intellectual Property used by the Seller.

     SECTION 4.14  Permits.  Schedule 4.14 sets forth a list of all material
                   -------   -------------
Permits held by Seller all of which are included in the Assets to the extent assignable. In furtherance and not in limitation of the foregoing, Seller holds a valid and unrevoked ISR license under the United Kingdom Telecommunications Act, which authorizes it to operate switched systems and provide switched telecommunications services to the public in the United Kingdom. Seller has not received any notice of any intention to revoke said ISR license or any such Permit.

     SECTION 4.15  Insurance.  Schedule 4.15 sets forth a true and correct
                   ---------   -------------
summary list of all insurance coverage currently applicable to the Seller. All such insurance coverage is current and will remain in full force and effect at least through the Closing Date without the payment of additional premiums (other than regularly scheduled additional premiums in the ordinary course) and is valid, binding and enforceable in accordance with its terms against the respective insurers except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Within the past two (2) years, the Seller has not been refused any insurance with respect to its assets or operations and no claim by the Seller under the insurance policies has been refused coverage by any insurer. To the best of the Seller's knowledge, no insurer is the subject of insolvency proceedings. Except as set forth on

Schedule 4.15, the Seller does not have any knowledge of (i) any claim that is
-------------
likely to be made against such policy or (ii) any set of facts giving rise to any such claim. There is no material Default by the Seller with respect to any provision contained in any such policy. The Seller has notified its insurance carrier of all Litigation, claims and facts or incidents known to the Seller which could reasonably give rise to a claim, all of which are set forth on

Schedule 4.15.  The Seller has not received any notices from its insurance
-------------
carrier disclaiming coverage as to any such notifications.

     SECTION 4.16  Absence of Certain Commercial Practices.  Neither the Seller
                   ---------------------------------------
nor any officer or director, or, to the best of the Seller's knowledge, any employee or agent, of the Seller (nor any person acting on behalf of any of the foregoing) has given or agreed to give any bribe, gift or similar benefit to any customer, supplier, governmental employee or official or any other person who is or may be in a position to help, hinder or assist the Seller in connection with any actual or proposed transaction relating to the Business of the Seller, which bribes, gifts or benefits could individually or in the aggregate subject the Seller or any officer, director, employee or agent of the Seller to any fine or penalty, or to any criminal sanctions. No such bribe, gift or benefit is required in connection with the operations of the Seller to avoid any fine, penalty, or Material Adverse Effect.

     SECTION 4.17  Environmental Laws and Regulations.  (a)  The Seller does not
                   ----------------------------------
hold any Permits or other governmental authorizations pursuant to any Environmental Law nor are any required to be so held by the Seller. The Seller is in compliance in all material respects with Environmental Laws, which compliance includes, but is not limited to, the possession by any person for which the Seller provides services of all Permits and other governmental authorizations required under applicable Environmental Laws to the extent that the Seller has responsibility to obtain such Permits or authorizations. The Seller has not received, and is not the subject of, any Environmental Claim or any communication (written or oral), that alleges or asserts that the Seller is not in such full compliance with all Environmental Laws. There are no known circumstances that may prevent or interfere with such full compliance in the future assuming the Seller's Business continues to be conducted in the future in substantially the same manner as it has been to date.

          (b) There are no Environmental Claims pending or threatened against the Seller or, to the best of the Seller's knowledge, against any person whose liability for such Environmental Claims the Seller, as the case may be, has or may have retained, incurred or assumed, whether contractually or by operation of law.

          (c) There are no past or present actions, activities, omissions, circumstances, conditions, releases, events or incidents, emissions, discharges or disposals of any Material of Environmental Concern arising out of or resulting from operations of the Seller which could result in a liability of Buyer or the Seller for Environmental Claims.

          (d) Without in any way limiting the foregoing, (i) all on-site and off-site locations where the Seller has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 4.17,
                                                                 -------------
(ii) all underground storage tanks, and the capacity and contents of such tanks, located on property owned by the Seller or known to exist or to previously exist on property leased by the Seller are identified in Schedule 4.17, (iii) there is
                                                   -------------
no asbestos contained in or forming part of any building, building component, structure or office space owned or, to the best of the Seller's knowledge, operated, managed or leased by the Seller, and (iv) no polychlorinated biphenyls are used or stored at any property owned or, to the best of the Seller's knowledge, operated, managed or leased by the Seller.

     SECTION 4.18  Veracity of Statements.  No representation or warranty by
                   ----------------------
Seller contained in this Agreement and no statement contained in any certificate, Schedule or other document or instrument furnished to the Buyer by Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make it not misleading or necessary to provide the Buyer with proper information as to the Seller, the Business and the Assets.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Each of Buyer and Guarantor severally represents and warrants to Seller that:

     SECTION 5.1  Authority Relative to This Agreement.  Each of Buyer and
                  ------------------------------------
Guarantor have full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents, the performance of Buyer's and Guarantor's obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized and approved by the board of directors of each of Buyer or Guarantor and no other corporate proceedings on the part of each of Buyer or Guarantor is necessary to authorize the execution and delivery by Buyer of this Agreement or the Guarantor of the Guaranty or the consummation of the Contemplated Transactions to which it is a party. The Transaction Documents to which each of Buyer or Guarantor is a party will have been duly and validly executed and delivered by each of Buyer or Guarantor and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding agreements of each of Buyer or Guarantor enforceable against each of Buyer or Guarantor, in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

     SECTION 5.2  No Conflicts; Consents.  The execution, delivery and
                  ----------------------
performance by each of Buyer or Guarantor of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which it is a party do not and will not (i) violate any provision of the Certificate of Incorporation or By-laws of each of Buyer or Guarantor; (ii) to the knowledge of each of Buyer or Guarantor, require each of Buyer or Guarantor to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth in

Schedule 5.2 (the "Buyer Required Consents"); (iii) if the Buyer Required
------------       -----------------------
Consents are obtained prior to the Closing, violate, conflict with or result in the breach or Default under (after the giving of notice or the passage of time or both), or permit the termination of, any material Contract to which each of Buyer or Guarantor is a party or by which each of Buyer or Guarantor or its assets may be bound or subject, (iv) to the knowledge of each of Buyer or Guarantor, if the Buyer Required Consents are obtained prior to the Closing, violate any Law or Order of any Regulatory Body against, or binding upon each of Buyer or Guarantor; or (v) if the Buyer Required Consents are obtained prior to Closing, violate any other United States Law or Order against, or binding upon, each of Buyer or Guarantor, except where any violation of any such Law or Order would not reasonably be expected to have a Material Adverse Effect on each of Buyer's or Guarantor's ability to consummate the transactions contemplated hereby.

     SECTION 5.3  Corporate Existence and Power.  (a)  Buyer is a corporation
                  -----------------------------
duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers required to carry on its business as now conducted.

          (b) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers required to carry on its business as now conducted.

     SECTION 5.4  Finders Fees.  There is no investment banker, broker, finder
                  ------------
or other intermediary which has been retained by or is authorized to act on behalf of Buyer or Guarantor which might be entitled to any fee or commission from Seller upon consummation of the Contemplated Transactions.

     SECTION 5.5  Financing.  Each of Buyer or Guarantor has sufficient funds or
                  ---------
has access to such financing as will enable it to consummate the Contemplated Transactions.


                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

     SECTION 6.1  Conduct of Business of Seller.  (a)  From the date hereof
                  -----------------------------
through the Closing Date, Seller agrees that, unless it obtains Buyer's advance written consent to do otherwise, which consent shall not be unreasonably withheld or delayed, Seller shall:

           (i) conduct its operations according to the ordinary and usual course of business consistent with past practice, use reasonable efforts to preserve and maintain the Assets and the good will of the Business and to use reasonable efforts to preserve its relationships with employees, customers and suppliers, and others having business dealings with Seller.

          (ii) maintain in the ordinary course of business, consistent with past practice and in accordance with all Contracts and Permits, the Equipment, the Inventory and other tangible property in their present repair, order and condition, subject to ordinary wear and tear and to the requirements of such Contracts and Permits.

         (iii) not incur any Liability (other than Liabilities incurred in the ordinary course of business, consistent with past practice, which are not in the aggregate material thereto), nor enter into any Contract of a type required to be included on any Schedule hereto.

          (iv) not undertake (nor permit to be undertaken) any of the actions specified in Sections 4.5(a) through (c).

           (v) conduct the Business in such a manner so that the representations and warranties of Seller contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

          (vi) consult with Buyer prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any Contract or Permit and will not take any such action if Buyer objects thereto in writing.

     SECTION 6.2  Corporate Examinations and Investigations.   (a)  Prior to the
                  -----------------------------------------
Closing Date, Seller agrees that Buyer shall be entitled, through its directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively, "Representatives") to make
                                                      ---------------
such investigation of the Assets, the Business and operations of Seller, and such examination of the books, records and financial condition of Seller, as Buyer reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and Seller shall cooperate therein. In that connection, Seller shall make available to the Representatives of Buyer during such period, without however causing any unreasonable interruption in the operations of Seller, all such information and copies of such documents and records concerning the affairs of Seller as such Representatives may reasonably request, shall permit the Representatives of Buyer access to the Assets and all parts thereof and to Seller's employees, customers, suppliers, contractors and others, and shall cause Seller's Representatives to cooperate in connection with such review and examination.

     SECTION 6.3  Filings and Authorizations.  Seller and Buyer, before or
                  --------------------------
within two business days after the execution and delivery of this Agreement, shall file or supply, or cause to be filed or supplied, if required, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act in connection with the Contemplated Transactions and which are required by Law to effectuate the consummation of the Contemplated Transactions. Seller and Buyer shall cooperate with each other in connection with such filings and furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith. Seller and Buyer, as promptly as practicable, shall make, or cause to be made, all filings and submissions under such Laws as are applicable to them or to their respective Affiliates, as may be required for them to consummate the Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to the other party prior to such filing and shall not make any such filing or submission to which Buyer or Seller, as the case may be, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Law.

     SECTION 6.4  Efforts to Consummate.  Subject to the terms and conditions
                  ---------------------
herein, each of Seller and Buyer, without payment or further consideration, shall use its good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws and Orders to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, Seller obtaining all Seller Required Consents and Buyer obtaining all Buyer Required Consents and the parties obtaining all other consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing.

     SECTION 6.5  Negotiations With Others.  From and after the date hereof
                  ------------------------
unless and until this Agreement shall have terminated in accordance with its terms, Seller agrees that neither Seller, nor any of its Affiliates or any officer, director, employee, shareholder or other Representative of Seller or its Affiliates, will directly or indirectly, solicit, engage in discussions or engage in negotiations with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal.

     SECTION 6.6  Notices of Certain Events.  Prior to the Closing Date, Seller
                  -------------------------
and Buyer shall promptly notify the other of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

          (b) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; and

          (c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

     SECTION 6.7  Public Announcements.  Prior to the Closing Date, Seller and
                  --------------------
Buyer will consult with each other before issuing any press release or otherwise making any statement to the public with respect to the Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of Buyer or Seller, as the case may be, except as may be required by applicable Law, in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

     SECTION 6.8  Confidentiality.  (a)  Each of Buyer, on the one hand, and
                  ---------------
Seller, on the other hand, shall until the Closing, hold in strict confidence, and shall use its best efforts to cause all its Representatives (including, without limitation, the officers, directors, employees and consultants of Seller) to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all confidential or proprietary information concerning the Seller (in the case of Buyer) and Buyer (in the case of the Seller) which is created or obtained prior to, on or after the date hereof in connection with the Contemplated Transactions, and Buyer and Seller each shall not use or disclose to others, or permit the use of or disclosure of, any such information created or obtained except to the extent that such information can be shown (i) to have been previously known by Buyer or Seller as the case may be and (ii) to have been made known to Buyer or Seller, as the case may be, from a third-party not in breach of any confidentiality requirement or (iii) to have been made public through no fault of Buyer or Seller, as the case may be, or any of their respective Representatives, and will not release or disclose such information to any other person, except its officers, directors, employees, Representatives and lending institutions who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 6.8 and shall agree to be bound by the terms hereof.

          (b) In the event that a party (the "Disclosing Party") or its
                                              ----------------
Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to make a disclosure in violation of the provisions of this
Section 6.8, it is agreed that the Disclosing Party will provide the other (the "Other Party") with prompt notice of such request(s) so that the Other Party may
 -----------
seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or its Representatives are nonetheless, in the opinion of the Disclosing Party's counsel, compelled to make any such disclosure to any Governmental Body or else stand liable for contempt or suffer other censure or penalty, the Disclosing Party or its Representative may make any such disclosure to such Governmental Body without liability hereunder, provided, however, that such disclosure may be made only after the Disclosing Party has given the Other Party notice of such requirement and the Other Party has had 48 hours (or such lesser time as is reasonably available) to obtain a protective order or restrictions on any such requirement.

          (c) If the Contemplated Transactions are not consummated, such confidence shall be maintained except (i) as required by Law or (b) to the extent such information is made public through no fault of Buyer or Seller, as the case may be, or any of their respective Representatives. If the Contemplated Transactions are not consummated and if requested by Seller or Buyer, as the case may be, Buyer shall return to Seller all tangible evidence of such information regarding Seller, and Seller shall return to Buyer all tangible evidence of such information regarding Buyer.

          (d) Prior to and following the Closing Date, Buyer shall hold in strict confidence, and shall use its best efforts to cause all its Representatives to hold in strict confidence, subject in each case to the same exceptions as applicable to other confidentiality undertakings in this Section 6.8, all information and documentation concerning USFI, Inc.'s payment of its liabilities, including, without limitation, settlements with carriers and other creditors of Seller, TelePassport L.L.C. and TelePassport Network K.K.

     SECTION 6.9  Expenses.  Except as otherwise specifically provided in this
                  --------
Agreement, Buyer and Seller shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

     SECTION 6.10  Employee Matters. (a)  Subject to the provisions of Section
                   ----------------
2.2, on the Closing Date, Buyer shall offer employment to such employees of the Business as it shall determine in its sole discretion, which offer will include Buyer's standard package of employee benefits, provided, however, that any offer of employment shall be contingent upon the Closing actually occurring. Seller has identified on Schedule 6.10 those employees
                  -------------
of the Business who are on short term disability or long term disability leave. All such employees who accept Buyer's offer of employment will become employees of Buyer ("Transferred Employees") as of the Closing Date. Except as otherwise
           ---------------------
provided in this Agreement or in individual employment agreements, such Transferred Employees shall not be eligible to participate in executive bonus or stock compensation programs of the Buyer. Further, any Transferred Employees shall not be credited with any period of service under Buyer's employee benefit programs for any period preceding such Transferred Employees' date of hire.
With respect to any Transferred Employees, to the extent that such Transferred Employees receive distributions from a tax-qualified plan maintained by Seller that qualify as eligible rollover distributions pursuant to Section 401(a)(31) of the Code, Buyer shall facilitate the acceptance of such eligible rollover distributions by Buyer's 401(k) plan. Buyer shall have no liability with respect to the Employee Benefit Plans, and no responsibility or obligation to continue, terminate, or otherwise take responsibility for the Employee Benefit Plans.

          (b) Neither Buyer nor Seller intend this Section to create any rights or interests, except as between Buyer and Seller, and no present or future employees of either party (or any dependents of such employees) will be treated or deemed as third party beneficiaries in or under this Agreement.

          (c) Seller shall be responsible for all severance payments that are or may become payable pursuant to individual severance contracts or severance plans to any employees of the Business that are terminated as a result of the sale of Assets pursuant to this Agreement, other than for Transferred Employees.

     SECTION 6.11  Non-Solicitation.  Until the earliest of (i) the consummation
                   ----------------
of the Contemplated Transactions hereby, or (ii) six months from the date hereof, Buyer agrees not to, directly or indirectly: (A) initiate or maintain contact with any Representative or customer of Seller or any Subsidiary or Affiliate, regarding (1) its business, operations, prospects or finances (except in order to allow Buyer to complete its due diligence review and business planning), or (2) business ventures, or (B) offer to employ or solicit for employment any such officer, employee, director, agent, Representative or customer, except, with respect to this subparagraph (B), with the express written permission of Seller, which shall not be unreasonably withheld.

     SECTION 6.12  Access and Cooperation.  After the Closing and from time to
                   ----------------------
time, each party hereto shall permit the other parties and their Representatives to have access during regular business hours and upon reasonable notice, to inspect and copy agreements, records, books and other documents that are included in or relate to the Assets or the Business and identified with reasonable particularity, wherever located, for the purposes of (i) preparing Tax returns and financial statements and responding to Tax audits, and (ii) prosecuting or defending any Claim, which arises out of or relates to the Business or the Assets. Each party shall cooperate fully with the other party in connection with the foregoing and in connection with the orderly transition of the Business and Assets to the ownership of Buyer. If, after the Closing, any party determines to destroy any agreements, records, books or documents referred to above, it will give to the other party at least two months' prior written notice thereof, and such other party shall have the right during such two-month period upon reasonable notice and during regular business hours to take possession of any such agreements, records, books or documents.

     SECTION 6.13  Institutional Escrow Agreement.  Within thirty (30) days
                   ------------------------------
after the Closing Date, the Seller shall, at the request of Buyer, cause the Escrow Funds to be transferred from the Escrow Agent to an institutional escrow agent for the remainder of the Escrow Period. The identity of such institutional escrow agent shall be mutually agreed upon by the parties hereto. All fees and expenses of the institutional escrow agent shall be borne equally by the parties.

     SECTION 6.14  Charter Amendment.  As soon as practicable after the Closing,
                   -----------------
Seller shall, and shall cause Mastercall, Ltd. to, prepare and file with its respective jurisdiction of organization, an amendment to its Certificate of Incorporation which shall change the name of such company to a dissimilar name.

     SECTION 6.15  Accounts Payable.  At Closing or shortly thereafter, Seller
                   ----------------
shall pay the accounts payable set forth on Schedule 4.7.  Seller shall also pay
                                            ------------
those Liabilities for services owed by Seller to those customers listed on

Schedule 4.7, which relate to service provided by Seller at any time prior to
------------
the Closing.

     SECTION 6.16  Release from Liability.  Seller will use its good faith
                   ----------------------
efforts to obtain from any creditor with whom it reaches a compromise settlement, an agreement pursuant to which such creditor agrees to release Seller from any further obligations, provided that Seller complies with such compromise settlement.

     SECTION 6.17  US Cable Support.  By its execution of this Agreement, US
                   ----------------
Cable Corporation ("US Cable") agrees that, in the event that US Cable receives
                    --------
payment on the debt owed to it by Seller in excess of the amount it would have received if all creditors of Seller on the date of Closing were paid a proportionate amount of total payments to all such creditors on or after Closing such that each received the same percentage of total debt owed to them, US Cable shall to the extent of such excess, if any, and only to such extent, indemnify and hold Buyer harmless against any claim made against Buyer by any creditor of Seller with respect to an obligation of Seller arising prior to the Closing.

                                  ARTICLE VII

                                INDEMNIFICATION

     SECTION 7.1  Survival of Representations and Warranties.  (a)  Subject to
                  ------------------------------------------
the provisions of Sections 7.1(b) and (c), all the representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.

          (b) All representations and warranties of Seller contained in this Agreement (other than the representations and warranties as to title in Section
4.6 which shall terminate and expire upon expiration of the applicable statute of limitations) shall terminate and expire twelve months after the Closing Date;

provided, however, that the Liability of Seller shall
--------  -------
not terminate as to any specific Claim or Claims of the type referred to in
Section 7.2 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which Seller has been given specific notice by Buyer on or prior to the date on which such Liabilities would otherwise terminate pursuant to the terms of this Section 7.1(b).

          (c) All representations and warranties of Buyer shall terminate and expire twelve months after the Closing Date; provided, however, that the
                                             --------  -------
Liability of Buyer shall not terminate as to any specific Claim or Claims of the type referred to in Section 7.3 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which Buyer has been given specific notice by Seller on or prior to the date on which such Liability would otherwise terminate pursuant to the terms of this Section 7.1(c).

     SECTION 7.2  Obligation of Seller to Indemnify.  Subject to the provisions
                  ---------------------------------
of Section 7.5, Seller agrees to indemnify, defend and hold harmless Buyer (and its respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification) (collectively, the

"Losses") suffered or incurred by Buyer or any of the foregoing persons as a
-------
result of or arising out of (i) any breach of the representations and warranties of Seller contained in this Agreement, the Schedules hereto or any other Transaction Document, (ii) any breach of the covenants and agreements of Seller contained in this Agreement, the Schedules hereto or any other Transaction Document or (iii) any Retained Liabilities.

     SECTION 7.3  Obligation of Buyer to Indemnify.  Buyer agrees to indemnify,
                  --------------------------------
defend and hold harmless Seller (and any director, officer, employee, Affiliate or successors and assigns of Seller) from and against any Losses suffered or incurred by Seller or any of the foregoing persons arising out of (i) any breach of the representations and warranties of Buyer or of the covenants and agreements of Buyer contained in this Agreement, the Schedules hereto or any other Transaction Documents or (ii) any Assumed Liabilities.

     SECTION 7.4  Notice and Opportunity to Defend Third Party Claims.  (a)
                  ---------------------------------------------------
Promptly after receipt by any party hereto (the "Indemnitee") of notice of any
                                                 ----------
demand, Claim or circumstance which would or might give rise to a Claim, or after gaining knowledge thereof, or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted
                                                              --------
Liability") that may result in a Loss, the Indemnitee shall give prompt notice
---------
thereof (the "Claims Notice") to the party or parties obligated to provide
              -------------
indemnification pursuant to Section 7.2 or 7.3 (collectively, the "Indemnifying
                                                                   ------------
Party").  The Claims Notice shall describe the Asserted Liability in reasonable
-----
detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

          (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party. If the Indemnifying Party has the right and elects to defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 7.4(b), fails to notify the Indemnitee of its election as herein provided, or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party (provided that the Indemnifying Party is obligated hereunder for the cost and expense of the underlying Claim). Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any Claim as to
       --------
which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 7.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at its own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

     SECTION 7.5  Limits on Indemnification.  (a)  Buyer's remedies with respect
                  -------------------------
to Losses specified in Sections 7.2 shall be satisfied first by the assertion of its rights under the Escrow Agreement in respect of the Escrow Funds; provided,
                                                                      --------
however, that if the aggregate amount of such Losses shall be in excess of the
-------
amount of the Escrow Funds or if such Losses shall arise after termination or expiration of the Escrow Agreement, then Seller shall be obligated to indemnify Buyer in respect of all Losses not satisfied by delivery to Buyer of Escrow Funds to the extent provided in this Article VII.

          (b) Seller shall not be liable to Buyer for any Loss arising under
Section 7.2 (i) or (ii) above, and Buyer shall not be liable to Seller for any Loss arising under Section 7.3 above, unless the aggregate amount of all such Losses exceeds $50,000 in the aggregate (the "Stipulated Amount"), in which case
                                              -----------------
Seller or Buyer, as the case may be, shall be liable for the full amount of such Losses in excess of the Stipulated Amount. Notwithstanding any provision of this Agreement: (i) Seller shall not be obligated to pay, in the aggregate, an amount in excess of the Purchase Price pursuant to the provisions of this
Article VII; and (ii) for purposes of computing Loss with respect to a misrepresentation under Section 4.5(d), the Loss shall be deemed to equal the amount, if any, by which the actual average monthly negative EBITDA exceeds an average monthly negative EBITDA of $400,000.

     SECTION 7.6  Exclusive Remedy.  Except as otherwise explicitly provided in
                  ----------------
this Agreement, the parties agree that the indemnification provisions of this
Article VII shall constitute the parties' sole and exclusive remedies in respect of this Agreement and the Contemplated Transactions (other than Claims in the nature of fraud).

                                 ARTICLE VIII

                                  TERMINATION

     SECTION 8.1  Termination.  (a)  This Agreement may be terminated and the
                  -----------
Contemplated Transactions may be abandoned at any time prior to the Closing:

           (i) By mutual written consent of Seller and Buyer;

          (ii) By Seller, if (A) there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from Seller;
(B) Buyer has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from Seller; or (C) any condition to Seller's obligations hereunder becomes incapable of fulfillment through no fault of Seller and is not waived by Seller.

         (iii) By Buyer, if (A) there has been a material misrepresentation or breach of warranty on the part of Seller in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from Buyer;
(B) Seller has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from Buyer; or (C) any condition to Buyer's obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer.

          (iv) By Seller or by Buyer, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining Seller or Buyer from consummating the Contemplated Transactions is entered and such Order shall have become final and nonappealable; and

           (v) By Seller or Buyer, if the Closing shall not have occurred on or before October 31, 1997; provided that no party may terminate this Agreement pursuant to this clause if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date.

          (b) Any party seeking to terminate this Agreement pursuant to the provisions of Section 8.1(a) shall give prompt written notice thereof to the other party specifying in reasonable detail the basis therefor.

     SECTION 8.2  Effect of Termination; Right to Proceed.  In the event that
                  ---------------------------------------
this Agreement shall be terminated pursuant to Section 8.1, all obligations of the parties under the Agreement shall terminate without further Liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of any material covenant and agreement imposed upon it hereunder; (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by a party of its obligations hereunder and (iii) that the agreements contained in Sections 6.8, 6.9 and 6.11 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.


                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1  Notices.  (a)  Any notice or other communication required or
                  -------
permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

           (i) If to Seller, one copy to:

               c/o US Cable Corporation
               28 West Grand Avenue
               Montvale, New Jersey 07645
               Telecopier (201) 930-9232
               Attn: James D. Pearson

               with a copy to:

               Baer Marks & Upham LLP
               805 Third Avenue
               New York, New York  10022
               Telecopier:  (212) 702-5941
               Attn:  Stanley E. Bloch, Esq.

          (ii) If to Buyer, one copy to:

               Primus Telecommunications, Inc.
               2070 Chain Bridge Road
               Vienna, Virginia 22182
               Telecopier:  (703) 902-2814
               Attn: K. Paul Singh
               with a copy to:

               Pepper Hamilton & Scheetz LLP
               3000 Two Logan Square
               Philadelphia, PA  19103
               Telecopier:  (215) 981-4750
               Attn:  Julia D. Corelli, Esq.

          (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 9.1(a) (with confirmation of transmission) or (ii) if given by any other means, when delivered at the address specified in Section 9.1(a). Any party by notice given in accordance with this Section 9.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

     SECTION 9.2  Entire Agreement.  This Agreement (including the Schedules and
                  ----------------
Exhibits hereto) and the other Transaction Documents executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

     SECTION 9.3  Waivers and Amendments; Non-Contractual Remedies; Preservation
                  --------------------------------------------------------------
of Remedies.  This Agreement may be amended, superseded, cancelled, renewed or
-----------
extended only by a written instrument signed by Seller and Buyer. The provisions hereof may be waived in writing by the party to be charged therewith. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     SECTION 9.4  Governing Law.  This Agreement shall be governed and construed
                  -------------
in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

     SECTION 9.5  Binding Effect; No Assignment.  This Agreement and all of its
                  -----------------------------
provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of Buyer (in the case of assignment by Seller) or Seller (in the case of assignment by Buyer) and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

     SECTION 9.6  Exhibits and Schedules.  All Exhibits and Schedules attached
                  ----------------------
hereto are hereby incorporated by reference into, and made a part of, this Agreement. The disclosure contained in any one Schedule to this Agreement, if by its description is applicable to other sections hereof, will also be deemed to have been made with respect to such other sections even if such disclosure is not repeated in any other sections.

     SECTION 9.7  Severability.  If any provision of this Agreement for any
                  ------------
reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

     SECTION 9.8  Counterparts.  The Agreement may be executed in any number of
                  ------------
counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     SECTION 9.9  Third Parties.  Except as specifically set forth or referred
                  -------------
to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

     SECTION 9.10  Further Assurances.  At any time and from time to time after
                   ------------------
the Closing Date, upon the request of Buyer, Seller will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, any of the Assets to be transferred, conveyed and assigned hereunder or to vest in Buyer all of Seller's right, title and interest in and to the Assets being conveyed hereunder. Seller and Buyer will each, respectively, bear their own costs and expenses incurred in compliance with its obligations under this
Section 9.10.

     SECTION 9.11  Guaranty.  By its execution of this Agreement, Primus
                   --------
Telecommunications Group, Incorporated (the "Guarantor") guarantees the full,
                                             ---------
complete and timely performance of all of Buyer's obligations under each of the Transaction Documents (the "Guaranty").
                            --------


                                   ARTICLE X

                                  DEFINITIONS

     SECTION 10.1  Definitions.  (a)  The following terms, as used herein, have
                   -----------
the following meanings:

     "Acquisition Proposal" shall mean any proposal for the acquisition of, or
      --------------------
merger or other business combination involving Seller or the sale of any equity interest in, or the Business or any assets of, Seller (except in the ordinary course), other than the transactions contemplated by this Agreement.

     "Affiliate" of any person means any other person directly or indirectly
      ---------
through one or more intermediary persons, controlling, controlled by or under common control with such person.

     "Agreement" or "this Agreement" shall mean, and the words "herein",
      ---------      --------------                             ------
"hereof" and "hereunder" and words of similar import shall refer to, this
 ------       ---------
agreement as it from time to time may be amended.

     The term "audit" or "audited" when used in regard to financial statements
               -----      -------
shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

     "Certificate of Incorporation" shall mean, in the case of any corporation,
      ----------------------------
the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.
      ----

     "Contract" shall mean any contract, agreement (including, without
      --------
limitation, any collective bargaining agreement), indenture, note, bond, lease, conditional sale contract, memorandum of understanding, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral, and all modifications and amendments thereto and substitutions thereof.

     The term "control", with respect to any person, shall mean the power to
               -------
direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the
       -----------       ----------
foregoing.

     "Copyrights" shall mean registered copyrights, copyright applications and
      ----------
unregistered copyrights.

     "Debt" shall mean (i) money borrowed by Seller from any person; (ii) any
      ----
indebtedness of Seller arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness of Seller arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of the Business) and (iv) any Liability of Seller under any guaranty, letter of credit, performance credit or other agreement having the effect of assuring a creditor against loss.

     "Default" shall mean (a) a breach of or default under any Contract or
      -------
Permit (b) the occurrence of an event which with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Permit, or (c) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration under any Contract or Permit.

     "Deferred Compensation Liabilities" shall mean all payments required to be
      ---------------------------------
made by Seller under any Employee Benefit Plan.

     "Environmental Claim" shall mean any action, cause of action, claim,
      -------------------
investigation, demand or notice (written or oral) by any person alleging liability or potential lability (including, but not limited to liability or potential liability for, or requirement to incur, investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (x) the presence, release or threat of release into the environment, of any Material of Environmental Concern (as hereinafter defined) at any location, whether or not owned by the Seller, (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Law" shall mean any federal, state, local or foreign law,
      -----------------
rule or regulation relating to pollution or protection of human health or the environment (including but not limited to ambient air, surface water, ground water, land surface or subsurface strata), including, but not limited to, any law, rule or regulation relating to or regulating emissions, discharges, clean-up, releases or threatened releases or the presence of Materials of Environmental Concern, or otherwise relating to or regulating the manufacture, processing, clean-up, distribution, labeling, use, treatment, storage, disposal, ownership, possession, transport or handling of Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "Escrow Agent" shall mean Baer Marks & Upham LLP.
      ------------

     "GAAP" shall mean generally accepted accounting principles in effect on the
      ----
date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of
      -------
1976, as amended.

     "Intellectual Property" shall mean Copyrights, Patents, Trademarks, trade
      ---------------------
names, brandnames, brandmarks, logos, licenses, computer software, computer systems and related proprietary documentation, trade secrets, inventions and proprietary technology, formulae, processes and know-how.

     "IRS" shall mean the Internal Revenue Service.
      ---

     The "knowledge" of Seller shall mean the actual knowledge of any
          ---------
shareholder, officer or director of Seller; and "knows" has a correlative meaning.

     "Liability" shall mean any direct or indirect indebtedness, liability,
      ---------
assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, punitive, consequential, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

     "Lien" shall mean, with respect to any Asset, any mortgage, lien (including
      ----
federal, state, local and foreign Tax liens), security interest, pledge, negative pledge, encumbrance, assessment, title retention agreement, restriction or restraint on transfer, defect of title, charge in the nature of a lien or security interest, or option (whether consensual, compensatory, statutory or otherwise) or any conditional sale contract, title retention contract or other contract to give any of the forgoing, or any rights or option of any kind with, to or in any third party to acquire the asset subject to the Lien.

     "Litigation" shall mean any action, lawsuit, arbitration, criminal
      ----------
prosecution, administrative or other proceeding or investigation asserting a violation of any Law or Order, by, before or for any Governmental Body.

     "Materials of Environmental Concern" shall mean chemicals, pollutants,
      ----------------------------------
contaminants, solid or hazardous wastes, toxic substances, radioactive materials, hazardous substances (including petroleum or its by-products), or similar substances as those terms are or may be defined in any Environmental Law.

     "Patents" shall mean all patents, patent registrations and patent
      -------
applications.

     The term "person" shall mean an individual, corporation, partnership, joint
               ------
venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

     "Reportable Event" shall mean any of the events described in Section
      ----------------
4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

     "Seller Required Consents" shall mean those Seller Consents on Schedule 4.7
      ------------------------                                      ------------
which are asterisked, if any.

     "Subsidiary" shall mean any person of which securities or other ownership
      ----------
interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by Seller or Buyer.

     "Taxes" shall mean all federal, state, local or foreign Taxes, charges,
      -----
fees, levies or other assessments, including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholdings, payroll, employment, social security, unemployment, exercise, estimated, stamp, occupation, property or other Taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to Tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Seller or any of its properties or assets.

     "Trademarks" shall mean registered trademarks, registered service marks,
      ----------
trademark and service mark applications and unregistered trademarks and service marks.

     "Transaction Documents" shall mean, collectively, this Agreement, and each
      ---------------------
of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

          (b) The following terms are defined in the following sections of this
Agreement:

Term                                      Section
----                                      -------

     Annual Statements                  4.4
     Asserted Liability                 7.4(a)
     Assets                             1.1(a)
     Assumed Liabilities                1.2(a)
     Assumption Agreement               3.2(e)(v)
     Bill of Sale                       3.3(e)(v)
     Business                           Recital
     Buyer                              Recital
     Buyer Required Consents            5.2
     Claims                             4.8
     Claims Notice                      7.4(a)
     Closing                            1.5
     Closing Date                       1.5
     Condition of the Business          4.5(d)
     Contemplated Transactions          4.1
     Disclosing Party                   6.8(b)
     EBITDA                             4.5(d)
     Employee Benefit Plans             4.9
     Employment Agreements              2.2
     Equipment                          1.1(a)
     ERISA Affiliate                    4.9
     ERISA Plans                        4.9
     Escrow Agreement                   1.3(b)
     Escrow Funds                       1.3(b)
     Excluded Assets                    1.1(b)
     Governmental Bodies                4.11
     Guarantor                          9.11
     Guaranty                           9.11
     Indemnifying Party                 7.4(a)



     Indemnitee                         7.4(a)
     Intellectual Property Rights       1.1(a)
     Interim Statements                 4.4(a)
     Inventory                          1.1(a)
     Latest Balance Sheet               4.6(a)(i)
     Latest Balance Sheet Date          4.5
     Laws                               4.11
     Losses                             7.2
     Material Adverse Effect            4.5(d)
     Orders                             4.11
     Other Party                        6.8(b)
     Permits                            1.1(a)
     Permitted Liens                    4.6(a)
     Purchase Price                     1.3(a)
     Receivables                        1.1(b)
     Representatives                    6.2
     Retained Liabilities               1.2(c)
     Seller                             Recital
     Seller Consents                    4.2
     Stipulated Amount                  7.5(b)
     TelePassport Purchase Agreement    2.1(a)
     Transferred Employees              6.10(a)
     US Cable                           6.17


     SECTION 10.2  Interpretation.  Unless the context otherwise requires, the
                   --------------
terms defined in Section 10.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 10.1, and those accounting terms used in this Agreement not defined in Section 10.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date set forth above.


USFI, INC.



                                 By: /s/ James D. Pearson
                                    ----------------------------
                                 Name: James D. Pearson
                                 Title: President


                                 PRIMUS TELECOMMUNICATIONS, INC.



                                 By: /s/ Neil L. Hazard
                                    ----------------------------
                                 Name:  Neil L. Hazard
                                 Title: Treasurer



With respect to Section 6.17:

US CABLE CORPORATION



By: /s/ James D. Pearson
   ----------------------------
  Name: James D. Pearson
  Title: President



Guaranteed by:

PRIMUS TELECOMMUNICATIONS
 GROUP, INCORPORATED


By: /s/ Neil L. Hazard
   ----------------------------
  Name:  Neil L. Hazard
  Title: Executive Vice President